Exhibit 99.2(G)(2)

AMERICAN BEACON SOUND POINT ENHANCED INCOME FUND
INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 6th of June 2018, by and among American Beacon Sound Point Enhanced Income Fund, a Delaware Statutory Trust (“Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Sound Point Capital Management, LP, a Delaware Limited Partnership (the “Adviser”);

WHEREAS, the Trust is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), consisting of one or more separate series funds of shares (each a “Fund”), each having its own assets and investment objective(s), policies and restrictions, as listed on Schedule A hereto, as may be amended from time to time; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees (the “Board”); and

WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Manager and the Trust desire to retain the Adviser to render investment management services to the Trust with respect to certain of its Funds and such other funds as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the "Funds") and as described in the Trust's registration statement on Form N-2 as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

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1.
(a)  Duties of the Adviser.  The Manager and the Trust appoint the Adviser to manage the investment and reinvestment of such portion, if any, of the Funds' assets as is designated by the Manager from time to time, and, with respect to such assets, to daily review, and administer the investment program of the Funds, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with such records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities, as maybe reasonably requested. The Adviser shall discharge the foregoing responsibilities (1) in conformity with all applicable securities law, including but not limited to the Investment Company Act (including Rule 23c-3 thereunder), the Advisers Act, the Commodity Exchange Act, the Securities Act of 1933 (“Securities Act”), and the Securities Exchange Act of 1934 (“Exchange Act”), (2) subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Board may from time to time establish and which the Manager may communicate in writing to the Adviser, (3) in compliance with the objectives, policies, and limitations for each such Fund set forth in the Trust's current registration statement as amended from time to time and applicable laws and regulations, and (4) in compliance with such other investment guidelines or restrictions established from time to time by the Manager or the Trust, after consulting with the Adviser, which shall be communicated in writing by the Manager to Adviser in advance.  The Adviser accepts such appointment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.  (With respect to any of the Fund assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments.  The Manager agrees to provide this service.)  The Manager will instruct the Trust's custodian(s) to hold and/or transfer the Funds' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s), but generally refers to a writing by the representatives of the Adviser who have been authorized by the Trust’s Board from time to time to provide instructions to the Trust’s custodian.  For the purpose of clarification, “Proper Instructions” can be instructions in any format, including without limitation, electronic instructions that are agreed upon by the Adviser and the Trust’s custodian.)

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The Adviser is authorized on behalf of the Funds, and consistent with the investment discretion delegated to the Adviser herein, to:  (i) enter into agreements and execute any documents including without limitation, futures and options transactions, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, and other investment related agreements required to meet the obligations of the Trust with respect to any investments made for the Funds.  Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein.  Adviser is authorized on behalf of Manager to make all elections required in such agreements, instruments and documentation and make and receive all related notices from brokers or other counterparties.  Manager also authorizes Adviser as agent and attorney-in-fact to make transactions in futures contracts and options on futures contracts on margin for the Funds, and authorizes each broker with whom Adviser makes such transactions to follow its instructions with respect to such transactions.  Manager understands and agrees that Adviser will determine that such transactions are permitted before instructing a broker to enter into such transactions and that any broker receiving an order for any such transaction will have no independent obligation to ensure that the transactions are consistent with the Trust’s registration statement or the Funds’ investment guidelines; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are consistent with the relevant Fund’s investment policies and other governing documents; (b) the Adviser shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by a Fund under such documentation; and (c) the Adviser shall promptly notify the Manager of any event of default, potential event of default or termination event affecting a Fund under such documentation.  The Adviser further shall have the authority to instruct the custodian to:  (i) pay cash for securities and other property delivered for the Fund, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Manager, any such deposit of margin or collateral shall be effected by transfer or segregation within an account maintained for the Funds by its custodian subject to a control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral.  The Adviser shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Adviser other than payment of the management fee provided for in this Agreement. The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

(b)  Valuation.  In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Funds, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Funds for which market prices are not readily available.  The Adviser will monitor the securities and other investments owned by the Funds for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.  The Adviser will maintain adequate records with respect to securities valuation information provided hereunder, and shall provide such information to Manager upon request.

(c)  Compliance and Other Matters.  The Adviser, at its expense, shall provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall:

(i)
continue to be a duly formed legal entity, validly existing under the laws of its jurisdiction of formation, fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;

(ii)
be registered as an investment adviser with the U.S. Securities and Exchange Commission (the "SEC") under the Advisers Act, and be registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have an adverse effect on the Adviser, Manager or Trust.  The Adviser shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement;

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(iii)	maintain any necessary registrations, licenses, or exemptions, to the extent required, with the U.S. Commodity Futures Trading Commission (“CFTC”) and/or National Futures Association;
(iv)	at all times provide its commercially reasonable judgment and effort to the Manager and the Trust in carrying out its obligations hereunder;
(v)	use the same care and skill in providing such services as it uses in providing services to other accounts for which it has investment management responsibilities;
(vi)
(i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Funds, the Trust and the Manager in accordance with its obligations hereunder; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Funds, the Trust and the Manager hereunder; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.  Without limitation of the foregoing, the Adviser shall comply with all statutory and regulatory requirements relating to derivatives transactions entered into by the Adviser for or on behalf of the Trust or any of its Funds, including without limitation, compliance with all recordkeeping and reporting requirements pursuant to Parts 43, 45 and 46 of the regulations of the CFTC and comparable rules of the SEC (collectively, the “Derivatives Recordkeeping and Reporting Rules”);

(vii)
maintain a written Code of Ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and provide the Manager with a current copy of the Code of Ethics.  The Adviser shall periodically certify to the Manager upon the Manager’s written request that the Adviser has complied with the requirements of Rule 17j-1 and that there have been no violations of the Code of Ethics or, if a violation has occurred, that appropriate action has been taken in response to such violation.  Upon written request of the Manager, the Adviser shall permit representatives of the Manager to examine the reports (or summaries of the reports) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics;

(viii)
assist the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the Investment Company Act. Specifically, the Adviser represents that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, as amended, and shall provide the CCO with reasonable access to information regarding the Adviser’s compliance program, which access shall include on-site visits with the Adviser as may be reasonably requested from time to time which visits shall occur with reasonable advance notice, during business hours and shall not be unduly disruptive to the Advisor’s business. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Adviser’s compliance program;

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(ix)
comply with the Trusts’ policy on selective disclosure of portfolio holdings of the Funds as described in the Trusts’ current registration statement, and upon request from the Manager, provide a certification to the Manager with respect to compliance with the Funds’ selective disclosure policy;

(x)
treat confidentially and as proprietary all records and other information relating to the Funds, and not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Manager or when so requested by the Manager or required by law or regulation;

(xi)
promptly notify the Manager of any impending change of a Fund portfolio manager, Fund portfolio management strategy or any other material matter that may require disclosure to the Board and/or shareholders of the Funds;

(xii)	provide the Manager with a current and complete copy of the Adviser’s Form ADV, and any supplements or amendments thereto;
(xiii)	provide the Manager with a current list of persons the Adviser wishes to have authorized to give instructions to the Trust’s custodian regarding assets of the Funds;
(xiv)
be responsible for the filing of Schedule 13D/13G and Form 13F, and any non-U.S. securities filing equivalents of these filings, on behalf of the Trust reflecting holdings over which the Adviser and its affiliates have investment and/or voting discretion;

(xv)	provide reasonable assistance to the Manager, the Trust or its agent in processing class action paperwork, for any security held within the Funds managed by the Adviser;
(xvi)
not permit any employee of the Adviser to have any material connection with the handling of the Funds if such employee has been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction or regulatory authority, from acting as an investment adviser or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security;

(xvii)
regularly report to the Manager on the investment program for the Funds and the issuers and securities represented in the Funds, and furnish the Manager, with respect to the Funds, such periodic and special reports as the Manager may reasonably request, including, but not limited to, reports concerning transactions (including repurchase offers) and performance of each Fund, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the Investment Company Act, Section 28(e) of the Exchange Act, compliance with investment guidelines and restrictions (including those related to Rule 23c-3 under the Investment Company Act), trade errors, liquidity determinations, and compliance with the Adviser’s Code of Ethics, and such other procedures or requirements that the Manager may reasonably request from time to time;

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(xviii)
promptly review the Trust’s prospectus and statement of additional information applicable to the Funds, and any amendments or supplements thereto, which are provided to the Adviser and relate to the Adviser or the Funds and confirm that, with respect to the disclosure respecting or relating to the Adviser, including any performance information the Adviser provides that is included in or serves as the basis for information included in the prospectus or statement of additional information, such prospectus or statement of additional information contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Adviser further agrees to notify the Manager promptly of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the prospectus or statement of additional information for the Trust, or any amendment or supplement thereto, or of any statement respecting or relating to the Adviser contained therein that becomes untrue in any material respect. With respect to the disclosure respecting each Fund, the Adviser represents and agrees that the description in the Trust’s prospectus and statement of additional information regarding investment objectives and strategies is consistent with the manner in which the Adviser intends to manage the Funds, and the description of risks is consistent with risks known to the Adviser that arise in connection with the manner in which the Adviser intends to manage the Funds. The Adviser further agrees to notify the Manager promptly in the event that the Adviser becomes aware that the prospectus or statement of additional information for a Fund is inconsistent in any material respect with the manner in which the Adviser is managing the Fund, and in the event that the principal risks description is inconsistent in any material respect with the risks known to the Adviser that arise in connection with the manner in which the Adviser is managing the Fund. In addition, the Adviser agrees to comply with the Manager’s reasonable request for information regarding the personnel of the Adviser who are responsible for the day-to-day management of the Trust’s assets as may be required to be disclosed in the prospectus or statement of additional information;

(xix)
Upon written request, provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, N-Qs (or any replacement thereto), shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Trust shall reasonably request or in accordance with procedures adopted by the Trust; and

(xx)
provide the Manager with such other compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be reasonably necessary and as are requested in writing by the Manager.

2.   Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best commercial efforts to obtain best execution as described in the Trust's current registration statement as amended from time to time and in accordance with the Adviser’s Best Execution policy then in effect.  In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information as more fully described in the Adviser’s Best Execution policy.  Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates.  The Adviser will promptly communicate to the Manager and to the officers and the Board such information relating to portfolio transactions as they may reasonably request.  The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Fund’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Fund established by the Manager or set forth in the Fund’s registration statement.  The Adviser shall not consult with any other investment sub-adviser of the Fund concerning transactions for the Fund in securities or other assets.

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3.   Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and exercise the voting rights with respect to any and all proxies regarding the assets in the Funds in the best interest of Fund shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager.

The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Adviser’s proxy voting guidelines.  The Adviser shall certify at least annually upon the Manager’s written request, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

The Manager reserves the right to exercise voting rights on any assets held in the Funds on an individual security or ongoing basis by providing reasonable advance notice to the Adviser in writing of its intention to so vote.

4.   Compensation of the Adviser/Most Favored Nation/Expenses. For the services to be rendered by the Adviser as provided in Sections 1, 2, and 3 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement.  Such compensation shall be accrued daily and paid to the Adviser monthly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily managed assets of the specified Funds during the relevant month.  For purposes of the Agreement, managed assets of a Fund are its total assets (including assets attributable to the proceeds of leverage) minus accrued liabilities (other than liabilities attributable to such leverage).  Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).  The Fund is solely responsible for the payment of fees to the Adviser.

The Adviser agrees: (1) that the blended fee in basis points contracted with the Fund will not exceed the blended fee in basis points contracted with an account managed according to similar investment objectives, with similar servicing requirements, and of the same or smaller size (including other accounts managed for the same client); and (2) that the actual annual dollar fee paid by any other account of the same or larger size for whom the Adviser provides similar investment advisory services for assets with similar investment objectives and similar servicing requirements under an asset based fee arrangement (i.e., not a performance fee arrangement) will not be less than the actual annual dollar fee paid by the Fund.  In the event that the fee charged to the Fund exceeds the fee charged to an account described in (1) or (2) above, the fee charged to the Fund shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account.

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With the exception of certain legal expenses described below, the Adviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Adviser’s services under this Agreement, including but not limited to salaries, benefits, overhead, travel, and preparation of reports. Upon request by the Manager, Adviser agrees to reimburse the Manager for costs associated with certain supplements to the Fund’s disclosure documents (“Supplements”). Such Supplements are those generated due to changes by Adviser requiring prompt disclosure in the Trust’s prospectus, statement of additional information, and/or information statement and for which, at the time of notification by Adviser to Manager of such changes, the Trust is not already generating a supplement for other purposes or for which the Manager may not be able to reasonably add such changes to a pending supplement.  Such changes by Adviser include, but are not limited to, changes to its structure, to key investment personnel, to investment style or management. Adviser shall reimburse the Manager or the Trust, as applicable, for all of the costs associated with generating such Supplements, and/or any required Board and/or proxy expenses related to approving a change in control of the Adviser. Reimbursable costs may include, but are not limited to, costs of preparation, filing, printing, postage, and/or distribution of such Supplements to all existing Fund shareholders. With the Manager’s approval, on a case-by-case basis the Adviser may obtain the authority and take on the responsibility to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of the Fund or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to pay their reasonable fees, expenses and related costs from the Fund.

5.   Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services.  Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6.   Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request in writing.

7.   Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.  The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust. The Manager acknowledges that while the Adviser will manage Funds consistent with the investment guidelines hereunder, that the performance of the Funds may differ significantly from the performance of other vehicles or accounts with the same or similar strategy due to differences in, among other things, size of the Funds, legacy investments held in the other vehicles, regulatory and legal restrictions that may apply to the Funds, subscriptions, redemptions and/or withdrawals from the other vehicles or the Funds. The Manager shall not be liable for any difference in performance between the Account and any other vehicles.

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8.   Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act or the Derivatives Recordkeeping and Reporting Rules that are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request, provided that the Adviser shall be entitled to retain a copy of such records if it is legally required to do so or pursuant to its internal compliance policies.

9.   Liability of Adviser. The Adviser, its directors, officers, employees, agents or affiliates (the “Advisor Parties”) shall have no liability to the Trust, its shareholders, the Manager or any third party arising out of or related to this Agreement, provided however, the Adviser agrees to indemnify and hold harmless, the Manager, any affiliated person within the meaning of Section 2(a)(3) of the Investment Company Act, and each person, if any, who, within the meaning of Section 15 of the Securities Act, controls the Manager, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Manager or such affiliated person or controlling person may become subject under the securities laws, any other federal or state law, at common law or otherwise, arising out of the Adviser’s responsibilities to the Trust which may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Adviser’s obligations and/or duties under this Agreement by the Adviser or by any of its directors, officers, employees, agents, or any affiliate acting on behalf of the Adviser; provided that the Adviser Parties shall not be liable for any loss suffered by the Trust by reason of the acts or omissions or any error of judgment of any broker, agent or third-party service provider of the Funds that was not engaged or retained by the Adviser in manner that constitutes gross negligence, bad faith or willful misconduct.

The Adviser Parties shall be indemnified and held harmless by the Trust and the Manager against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser Parties may become subject under the securities laws, any other federal or state law, at common law or otherwise, by reason of its appointment hereunder or action taken in accordance with this Agreement.  Subject to the foregoing, the Adviser Parties shall not be indemnified by the Trust or the Manager from all losses, claims, damages, liabilities or litigation which may arise from the Adviser Parties’ willful misfeasance, bad faith, or gross negligence.

Notwithstanding the foregoing paragraphs, to the extent applicable, certain securities laws impose liabilities under certain circumstances on persons who act in good faith, and, therefore nothing herein shall in any way constitute a waiver or limitation of any rights which either party hereto may have under such securities laws.

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The indemnification in this Section shall survive the termination of this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its execution as to each Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules thereunder.  The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Manager upon not less than (30) thirty days nor more than (60) sixty days prior notice to the Adviser, by vote of a majority of the Board of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than (30) thirty days nor more than (60) sixty days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Trust.  The Manager will notify the Adviser if the Adviser or a third party appointed by the Manager will liquidate the open positions in the Funds.  If the Manager requests the Adviser to liquidate any open positions, the Adviser shall liquidate the Funds in an orderly fashion, consistent with the best interests of the Funds’ shareholders. If the Adviser’s discretion has been removed then the Adviser shall take no further action with respect to the Funds other than to provide such information to the Manager as shall be reasonably required to enable the Manager or a successor advisor to exercise discretion over the Funds, and the Adviser shall not be liable for any action taken subsequent to the removal of its discretion.  The Advisor shall continue to receive its fees as provided for herein until the effective date of termination. Termination of this Agreement will not affect (i) the validity of any action previously taken by either party under this Agreement; (ii) liabilities or obligations of the parties from transactions initiated before termination of this Agreement; or (iii) the obligation of the Funds to pay fees to the Adviser.

This Agreement will automatically and immediately terminate in the event of its assignment.

A notice period provided in this Section may be waived by the party required to be notified, in its absolute discretion.

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As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under said Act.

12. Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court of competent jurisdiction, statute, rule or otherwise, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable.  If it cannot be so modified, rewritten or interpreted to be valid and enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision had never been included.

13.  Amendments.  This Agreement may be amended by mutual written consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the Investment Company Act, subject to such exemptions as may be granted by the SEC under said Act.

14.  Miscellaneous.

(a)  Governing Law.  This Agreement shall be governed by the laws of Texas without giving effect to any conflict of laws provisions thereof.

(b)  Use of Name. Adviser authorizes Manager’s use of the Adviser’s service marks and/or trademarks in connection with the marketing of the Fund(s), including but not limited to, in the Fund(s)’ registration statements and fact sheets.  In addition, the Manager acknowledges and agrees that it has no rights in or to the Adviser’s name beyond the limited use rights granted herein. Manager authorizes Adviser’s use of the Fund(s)’ name as may be reasonable for investor due diligence, regulatory or other legal disclosures or as necessary to perform its services hereunder.

(d)  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

(e)  No Implied Waiver.  Either party’s failure to insist in any one or more instances upon strict performance by the other party of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

(f)   Entire Agreement.  This Agreement constitutes the entire understanding between the parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the parties, with respect to the subject matter hereof.

(g)  Headings.  Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

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(h)  Notices. Any notices required to be given hereunder may be delivered by hand, electronic mail, facsimile, deposited with a nationally recognized overnight carrier, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other party listed below (or such other address as may be furnished by a party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (a) in the case of personal delivery or facsimile, on the date of such delivery, (b) in the case of delivery by a nationally recognized overnight carrier, the earlier of (i) the date of receipt or (ii) the third business day following dispatch and (c) in the case of mailing, on the seventh business day following such mailing.  All such notices shall be delivered to:

A.	If to the Manager:

American Beacon Advisors, Inc.
200 East Las Colinas Blvd.
Suite 1200
Irving, TX  75039
Attention:  Chief Investment Officer
with a copy to General Counsel at the same address.
Facsimile:   817-391-6131
Email: ABALegal@ambeacon.com

B.	If to the Adviser:

Sound Point Capital Management, LP
375 Park Avenue, 33rd Floor
New York, NY 10152
Attention:  Legal Department
Email: compliance@soundpointcap.com

 15. Trust and Shareholder Liability.  The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Fund, the obligations hereunder shall be limited to the respective assets of that Fund.  The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Board or any individual Trustee of the Trust.

16. Confidentiality.  Except as otherwise agreed in writing or as required by law, the Adviser shall (and shall cause its employees, affiliates, agents and representatives to) keep confidential and shall not use (and shall cause its employees, affiliates, agents and representatives not to use) for any purpose other than in connection with the provision of services under this Agreement for the benefit of the Trust all confidential and proprietary information of the Fund, including, without limitation, any information concerning the identity, financial affairs or investments of the Funds (collectively, “Confidential Information”) except for disclosures of information to authorized agents of the Adviser on a strictly “need-to-know” basis in connection with rendering the services to the Manager hereunder. Notwithstanding the foregoing, the Adviser may disclose to third parties: (i) that it is managing and advising the Fund, (ii)  the strategy of the Fund, (iii) the types of investments in the Fund, (iv) the net asset value of the Fund, (v) the fees paid to the Adviser, and (vi) the returns generated by the Fund;

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(b)      Except as otherwise agreed in writing or as required by law, the Manager and the Trust shall (and shall cause its and its affiliates’ employees, affiliates, agents and representatives to) keep confidential and shall not use (and shall cause its and its affiliates’ employees, affiliates, agents and representatives not to use) for any purpose other than in connection with this Agreement for the benefit of the Adviser all Confidential Information of the Adviser, except for disclosures of information to authorized agents of the Fund on a strictly “need-to-know” basis in connection with this Agreement or as required by the Trust.

(c)      Upon termination of this Agreement or completion of the services contemplated by this Agreement, or at any time that either party may so request, such party shall promptly return to the other party or destroy to the extent technically feasible all Confidential Information in its possession, except that neither party is required to return to the other party or destroy any Confidential Information that such party must retain pursuant to applicable law or pursuant to its internal policies or procedures.

(d)      Each party shall notify the other as soon as reasonably practicable upon discovery of any unauthorized use of, access to, or disclosure of Confidential Information or any threat of doing so, and shall cooperate with such other party in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use, disclosure or access.

(e)      Each party acknowledges that any breach of the foregoing shall cause irreparable harm to the other party that would be difficult, if not impossible, to value.  In view of the foregoing, in addition to any other remedies available in law or in equity, the non-breaching party shall be entitled to seek injunctive relief in the event of a breach of this Section by the other party.

(f)       The provisions of this Section shall survive any termination of this Agreement for any reason whatsoever.

17. Acknowledgments, Representations, Warranties and Covenants of the Adviser, Manger and Fund.

The Adviser, Manager and Trust each acknowledges, represents and warrants that:

(a)
Each of the Adviser, Manager and Trust is duly organized and validly existing under laws of its jurisdiction of organization with full power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by the Adviser, Manager and/or Trust, and is a legal, valid and binding agreement and is enforceable against the Adviser, Manager and/or Fund in accordance with its terms.  The Adviser or Manager shall promptly notify the other party of any event that might affect such authority or the validity and enforceability of this Agreement.

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(b)
Each of the Adviser, Manager and the Fund has the requisite legal capacity and authority to execute and deliver this Agreement and this Agreement is the legal, valid and binding agreement of the Adviser, Manager and/or Fund, enforceable against each in accordance with its terms.

(c)
Each of the Adviser, Manager’s and Fund’s execution of this Agreement and the performance of its obligations hereunder, to the best of its knowledge, does not conflict with, breach, cause to be breached, or violate any provision of the governing documents of  each or any obligations by which each is bound, whether arising by contract, operation of law or otherwise.

(d)	The Adviser, Manger and/or the Fund has procedures in place to comply with all relevant anti-money laundering and privacy principles applicable to it.

(e)
The Manager is knowledgeable regarding the engagement of investment advisers and is aware of the risks associated with such engagements, including but not limited to the risk that the Account could suffer substantial diminution in value.

(f)
To the best of the Adviser, Manager’s and the Fund’s good faith understanding and belief, there are no pending, threatened or contemplated, actions, suits, proceedings or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel to which the Adviser, Manager or the Fund is a party or to which either or any of its assets are subject.  The Adviser, Manager or the Fund have not received any notice of an investigation, inquiry or dispute by any court, governmental administrative or self-regulatory body, board of exchange or arbitration panel regarding any activity of the Adviser, Manager or the Fund, which might reasonably be expected to impair each party’s ability to discharge its obligations hereunder.

(g)
The Manager acknowledges that in the course of the Adviser’s management hereunder and other clients for which it serves as investment advisor, Adviser may possess material non-public information which may cause the Adviser to restrict trading in certain securities, which will preclude the Adviser from trading such securities on behalf of the Funds.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Sound Point Capital Management, LP		American Beacon Advisors, Inc.

By:	/s/ Wendy Ruberti	By:	/s/ Jeffrey K. Ringdahl

Name:	Wendy Ruberti	Name:	Jeffrey K. Ringdahl

Title:	General Counsel and Chief Compliance Officer	Title:	President and Chief Operating Officer

American Beacon Sound Point Enhanced Income Fund

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

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Schedule A
To the
Investment Advisory Agreement
Among
American Beacon Sound Point Enhanced Income Fund,
American Beacon Advisors, Inc.,
and
Sound Point Capital Management, LP

The American Beacon Sound Point Enhanced Income Fund (the “Fund”), a series of American Beacon Sound Point Enhanced Income Fund (the “Trust”), shall pay Sound Point Capital Management, LP (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the Fund the following fee for all Fund managed assets under Adviser’s management.

0.80% of average daily managed assets on the first $1 billion
0.75% of average daily managed assets over $1 billion

For purposes of the Agreement, a Fund’s “managed assets” are its total assets (including assets attributable to any proceeds of leverage) minus accrued liabilities (other than liabilities attributable to such leverage).

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of June 6, 2018

Sound Point Capital Management, LP		American Beacon Advisors, Inc.

By:	/s/ Wendy Ruberti	By:	/s/ Jeffrey K. Ringdahl
Name:	Wendy Ruberti	Jeffrey K. Ringdahl
Title:	General Counsel and Chief Compliance Officer	Chief Operating Officer

American Beacon Sound Point Enhanced Income Fund

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President

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